FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Variable Insurance Products II

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7)	Underwriting Members:(8)
2	VIP II ASSET MANAGER	30-Apr-04	5-May-04	Intersections Inc.	6,250,000	$106,250,000	$17.00	400	$6,800	DEUTSCHE BANK SECURITIES INC	Lazard Freres & Co LLC	Stephens Inc	Suntrust Robinson-Humphrey
4	VIP II CONTRAFUND	30-Apr-04	5-May-04	Intersections Inc.	6,250,000	$106,250,000	$17.00	2,600	$44,200	DEUTSCHE BANK SECURITIES INC	Lazard Freres & Co LLC	Stephens Inc	Suntrust Robinson-Humphrey
4	VIP II CONTRAFUND	15-Jul-04	21-Jul-04	Greenfield Online Inc	5,000,000	$65,000,000	$13.00	55,100	$716,300	LEHMAN BROS INC	Lehman Brothers	Friedman Billings Ramsey	Piper Jaffray
4	VIP II CONTRAFUND	18-Aug-04	24-Aug-04	Google Inc	19,605,052	$1,666,429,420	$85.00	371,900	$31,611,500	MORGAN STANLEY AND CO INC	CFSB
4	VIP II CONTRAFUND	14-Dec-04	20-Dec-04	Cascade Microtech Inc.	5,300,000	$74,200,000	$14.00	18,800	$263,200	LEHMAN BROS INC	UBS Investment Bank	JPMorgan	Adam Harkness	Fidelity Capital Markets	Blaylock & Partners, L.P.	Chatsworth Securities, LLC	Oppenheimer & Co. Inc.	Wedbush Morgan Securities, Inc.
5	VIP II ASSET MANAGER GROWTH	30-Apr-04	5-May-04	Intersections Inc.	6,250,000	$106,250,000	$17.00	100	$1,700	DEUTSCHE BANK SECURITIES INC	Lazard Freres & Co LLC	Stephens Inc	Suntrust Robinson-Humphrey